Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated September 12, 2014, with respect to the statement of revenues and direct operating expenses of the West Texas Acquisition Properties acquired by Diamondback Energy, Inc. for the year ended December 31, 2013, included in this Current Report of Diamondback Energy, Inc. on Form 8-K. We hereby consent to the incorporation by reference of said report in the Registration Statements of Diamondback Energy, Inc. on Form S-3 (File No. 333-192099), on Form S-8 (File No. 333-188552) and on Form S-4, as amended (File No. 333-194567).

/s/ GRANT THORNTON LLP

Oklahoma City, Oklahoma
September 12, 2014